Exhibit 99.1

Integrity Financial Corporation

Release Date:            Immediate

Contact:                      Steve Aaron, 828/322-8167 or 888/894-2483

Integrity Financial Reports Earnings for Third Quarter

HICKORY, NC – Integrity Financial Corporation, a financial services holding company that includes Catawba Valley Bank (Hickory, NC), First Gaston Bank (Gastonia, NC) and Northwestern Bank (a division of Catawba Valley Bank), reported earnings of $1,161,114 million during the third quarter of 2003. Earnings per share were $0.28.

That compares to third quarter 2002 earnings of $1,092,382 and $0.40 earnings per share.

For the first nine months of 2003, Integrity earnings were are $3,693,132 million, a 30% increase over the $2,844,943 million earned during the first three quarters of last year. Last year’s figures do not include earnings from Community Bancshares (Northwestern Bank), which was acquired by Integrity Financial on December 31, 2002.

Net income per share for the first nine months of this year was $0.89, compared to $1.03 during the same period last year.

“This was a busy third quarter and our earnings reflect that,” Integrity Financial president Steve Aaron said. “We have opened three new branches. We have purchased and moved into a stand-alone headquarters building for the holding company. We have opened a stand-alone securities office. We have completed a data processing conversation from third party vendors to an in-house operation. While such growth can be expensive up-front, we see long-term savings and long-term earnings that will positively enhance and reward our stockholders.”

Integrity Financial showed total assets of $599.4 million at the end of this third quarter. Other key areas of growth included total loans of $444.3 million (September 30, 2003) and total deposits of $479.8 million (September 30, 2003).

“We are blessed with strong management and dedicated staff members who perform despite economic distractions and internal growth strategies,” Aaron added. “We serve our customers, and our communities, very well. We continue to meet our expectations, budgets and goals.”

Earlier in the third quarter, Integrity announced dividends of stock and cash, paid to shareholders of record on October 31, 2003.

While the three distinct bank brands operate as powerful community banks, they benefit from the economies of scale through the Integrity holding company. Areas such as accounting, marketing, operations, human resources, training and other common expenses can be shared by the various banks.

Catawba Valley Bank currently has four offices in Catawba County, two in Iredell County, and a stand-alone mortgage center. First Gaston Bank has five offices in Gaston County. Northwestern Bank has six offices in Wilkes, Alexander, Watauga, and Ashe Counties.

Integrity Financial also holds a securities firm and provides other non-bank product services.

For more information about these banks, Integrity stock or related items, call the stockholder relations office toll-free at 888-894-2483. The stock prices are listed on the NASDAQ under the symbol IFCB.

October 28, 2003